Exhibit 1.03

For More Information:
Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Announces Preliminary Third Quarter Results That Exceed Wall Street Consensus
Estimates

CDC Corporation Expects To Report Third Quarter Adjusted EBITDA* From Continuing Operations
Between $11.0 million to $12.0 million

HONG KONG, ATLANTA, Oct. 27, 2008 –-CDC Corporation (NASDAQ: CHINA), a leading global enterprise software and new media company, announced today its preliminary third quarter results will exceed Wall Street consensus estimates with revenue from continuing operations expected to be approximately (U.S.)$103.0 — 104.0 million, an increase of approximately 6 percent year over year, and adjusted EBITDA* from continuing operations estimated to be between (U.S.)$11.0 to (U.S.)$12.0 million. For the third quarter of 2007, the company generated total revenue of $98.5 million from continuing operations.

According to First Call, Wall Street consensus estimates for CDC Corporation’s third quarter 2008 are expected to be $100.6 million in revenue, and adjusted EBITDA of $4.3 million. This is the third consecutive quarter where CDC Corporation has reported quarterly results that have exceeded Wall Street consensus estimates.

“Our preliminary estimates for the third quarter have exceeded Wall Street expectations for the third consecutive quarter,” said Peter Yip, CEO of CDC Corporation. “We are especially proud to exceed expectations in this very difficult global economic environment. Some of our products, CDC Factory, CDC Supply Chain and CDC Respond, continued to perform strongly and achieved double digit license growth in the third quarter compared to the year earlier period. Specifically, these products help customers minimize the impact of recessionary conditions in their respective markets by helping them control the surging costs in commodities and transportation, as well as improve customer retention through improved management and analysis of complaints. CDC Software also continued to experience a high maintenance renewal rate that is above average for the industry.

“Our third quarter will also represent the third consecutive quarter of double digit sequential growth for CDC Games, primarily because of Yulgang’s continued strong popularity and contributions from Legend of Mir 3 after a major upgrade was released late in the third quarter. CDC Games achieved this growth despite the negative impact the Olympics had on the online games business in China for the third quarter.

“We are quite pleased with our margin expansion, too, which validates the success of our proactive cost-cutting initiatives executed over the last year. Since last year, we have been preparing for changes in the global business environment, and now we are weathering this downturn in the market well while maintaining our profitability and generating and preserving cash.”

CDC Corporation will report Q3 2008 results on November 6, 2008.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Adjusted Financial Measures

This press release discusses Adjusted EBITDA, which is not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (the “Non-GAAP Financial Measures”). Non-GAAP Financial Measures are not alternatives for measures prepared under GAAP. Our Non-GAAP Financial measures may also be different from non-GAAP measures used by other companies. Non-GAAP Financial Measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP.

Investors should be aware that Non-GAAP Financial Measures have inherent limitations, including their variance from certain of the financial measurement principals underlying GAAP, should not be considered as a replacement for GAAP performance measures, and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Also, Non-GAAP Financial Measures should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments determined in accordance with GAAP.

The estimates presented in this press release are preliminary. Adjustments to the estimates set forth in this press release may be identified as a result of, among other things, the company’s audit process for the year ending December 31, 2008.

Reconciliation from GAAP EBITDA to Adjusted (Non-GAAP) EBITDA (in millions of USD):

Q3 2008

GAAP EBITDA**	10.6
Add Back Restructuring and other charges	0.6
Add Back Stock Compensation Expenses	1.9
Subtract Capitalized Software Credit	(1.1)

Adjusted (Non-GAAP) EBITDA*	12.0

Preliminary, subject to change upon completion of quarterly review procedures and calculated based on the mid point of the range.**

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations relating to revenue and Adjusted EBITDA including the continued increase and amount thereof and other financial measures, our expectations regarding our ongoing cost savings efforts and the effects thereof, our beliefs regarding our future performance, including the generation of cash from operations, our beliefs and expectations regarding our business strategies, our beliefs and our customers’ beliefs regarding the functionality of our products, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; (p) the risk that the preliminary financial results provided herein could differ from our actual results of operations and financial condition; and (q) the continued strength of revenues from our installed base customers. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007, originally filed with the SEC on June 30, 2008, and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.